DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT
TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The Common Stock of Molina Healthcare, Inc., a Delaware corporation (the “Company”), is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following description of the Company’s Common Stock is a summary, does not purport to be complete, and is subject to and qualified in its entirety by reference to the Company’s certificate of incorporation, as amended (the “Certificate of Incorporation”), and the Company’s Sixth Amended and Restated Bylaws (the “Bylaws”), each of which is incorporated herein by reference as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission, of which this Exhibit 4.9 is a part. Please refer to the Certificate of Incorporation, the Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware for additional information.

Authorized Capital Stock

The Company’s authorized capital stock consists of 170,000,000 shares, with a par value of $0.001 per share, of which 150,000,000 shares are designated as Common Stock and 20,000,000 shares are designated as Preferred Stock. No shares of Preferred Stock are currently outstanding.

Common Stock

Fully Paid and Nonassessable

All of the outstanding shares of Common Stock are fully paid and nonassessable.

Voting Rights

The holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by such holders.

Dividends

Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of Common Stock are entitled to receive dividends, if any, declared from time to time by the Company’s board of directors (the “Board”) out of legally available funds.

Right to Receive Liquidation Distributions

Upon liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock.

No Preemptive or Similar Rights

The holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares of Common Stock

Delaware Anti-Takeover Statute

The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•prior to the date of the transaction, the corporation’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or
•at or subsequent to the date of the transaction, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s outstanding voting stock. The existence of this provision could delay, defer or prevent a change of control of the Company.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice shall be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year's annual meeting of the stockholders; provided, however, that in the event that the date of the annual meeting is scheduled more than thirty (30) days prior to the anniversary of the preceding year's annual meeting, notice by the stockholder, to be timely, must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude, delay or discourage stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Stockholder Action; Special Meeting of Stockholders

The Certificate of Incorporation eliminates the ability of stockholders to act by written consent. It further provides that special meetings of the Company’s stockholders may be called only by our Chairman of the Board, Chief Executive Officer, President, a majority of the Company’s directors or a committee of the board of directors specifically designated to call special meetings of stockholders. These provisions may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests.

Authorized but Unissued Shares

The Company’s authorized but unissued shares of Common Stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock and preferred stock could render more difficult or discourage an attempt to effect a change in the Company’s control or a change in the Company’s management by means of a proxy contest, tender offer, merger or otherwise.

Charter Amendments

Delaware law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws requires a greater percentage.

Elimination of Classified Board of Directors

Historically, the Board was divided into three classes, designated as Class I, Class II, and Class III, with each class having three Board seats. However, on the recommendation of the Board, at the Company’s 2019 annual meeting of stockholders, the Company’s stockholders voted to eliminate the classification of the Board over a three-year period beginning at the 2020 annual meeting of stockholders, and provide for the annual election of all directors beginning at the 2022 annual meeting of stockholders. Thus, beginning with the 2020 election, the classified Board began “rolling off” in stages over the following two years. For 2020, the three Class III directors are subject to election to only a one-year term expiring at the 2021 annual meeting of stockholders. Both the three Class I directors and once again the three Class III directors will be subject to election at the 2021 annual meeting of stockholders to a one-year term expiring at the 2022 annual meeting of stockholders. From and after the Company’s 2022 annual meeting of stockholders, the Board will no longer be divided into classes, and all nine directors will be elected for a one-year term expiring at the next annual meeting of stockholders in 2023.

Cumulative Voting

Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. The Certificate of Incorporation expressly denies stockholders the right to cumulative voting in the election of directors.

Transfer Agent Registrar

The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, LLC.

Listing

The Common Stock is listed on the New York Stock Exchange under the symbol “MOH”.